Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. ANNOUNCES SUCCESSFUL CONSENT SOLICITATION TO HOLDERS OF OUTSTANDING SENIOR NOTES DUE 2021

San Antonio, TX, October 4, 2016 —iHeartCommunications, Inc. (the “Company”) announced today the successful completion of its previously announced consent solicitation (the “Consent Solicitation”) to holders of its outstanding Senior Notes due 2021 (the “Notes”) to a proposed amendment to Section 4.09(b)(1) of the indenture governing the Notes (the “Indenture”) to increase the aggregate principal amount of Indebtedness under Credit Facilities (as defined in the Indenture) permitted to be incurred under Section 4.09(b)(1) by $500,000,000 to $17,270,638,000 (the “Proposed Amendment”).

The Company received consents from holders of $1,410,114,917 in aggregate principal amount of the Notes, representing a majority of the total outstanding principal amount of the Notes (excluding any Notes held by the Company or its affiliates). In conjunction with receiving the requisite consents, the Company and the Trustee executed a supplemental indenture to the Indenture to effect the Proposed Amendment.

The Company will pay an aggregate cash payment of $8.6 million (the “Consent Fee”) to consenting holders pro rata to such consenting holders in accordance with the aggregate principal amount of Notes for which consents were validly delivered (and not revoked) in accordance with the conditions of the Consent Solicitation (“Validly Delivered”). Based on the consents received, the Consent Fee will be allocated to the consenting holders in an amount equal to approximately $6.10 for each $1,000 principal amount of Notes for which consents were Validly Delivered.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

Media:

Wendy Goldberg

Executive Vice President—Communications

(212) 377-1105

Investors:

Eileen McLaughlin

Vice President—Investor Relations

(212) 377-1116